EXHIBIT 99
FOR IMMEDIATE RELEASE	Media Contact:	Tad Hutcheson
September 19, 2003		tad.hutcheson@airtran.com
407.251.5578
	Financial Contact:	Virginia Clark
407.251.3605

AIRTRAN HOLDINGS, INC., FILES SEC FORM 10Q/A

     ORLANDO, Fla. - Sept. 19, 2003 - AirTran Holdings, Inc. (NYSE:AAI), the parent company of AirTran Airways, announced today that it had amended its Reports on Form 10-Q for the first and second quarters of 2003 to revise the presentation of certain operating statistics to conform to the requirements of the Securities and Exchange Commission with regard to the use of non-GAAP financial measures. AirTran stated that the amendments in no way affect AirTran's current or past reported earnings or financial statements but simply modify or remove certain items from the presentation of non-GAAP financial measures.

     AirTran Airways is one of America's largest low-fare airlines - employing more than 5,600 professional Crew Members and operating 492 flights a day to 44 destinations. The airline's hub is at Hartsfield Atlanta International Airport, the world's busiest airport by passenger volume, where it is the second largest carrier operating 189 flights per day. AirTran Airways, a subsidiary of AirTran Holdings (NYSE:AAI), is the world's largest operator of the Boeing 717 and has the youngest all-Boeing fleet of any airline. In 2004, the airline will begin taking delivery of new Boeing 737-700s.

Editor's Note: The Company issues financial statements quarterly. Statements regarding the Company's business model, continuous growth trends, strength of passenger demand and customers' response to our product are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, commodity prices and actions by competitors, regulatory matters and general economic conditions. The Company disclaims any obligation to update or correct any of its forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2002. Copies of this filing may be obtained by contacting the Company or the SEC.